Exhibit 99.01

El Paso Electric

NEWS RELEASE

For Immediate Release	Contact:	Investor
Date: May 4, 2010	Media	Relations:
	Teresa Souza	Steve Busser
	915/543-5823	915/543-5983
Rachelle Williams
915/543-2257

El Paso Electric Announces First Quarter Financial Results

Overview

For the first quarter 2010, EE reported net income of $11.4 million, or $0.26 basic and diluted earnings per share. In the first quarter of 2009, EE reported net income of $9.6 million, or $0.21 basic and diluted earnings per share.

“The first quarter of 2010 was a strong quarter for El Paso Electric Company,” said David W. Stevens, Chief Executive Officer. “We were pleased with the continued growth in non-fuel base retail revenues. Non-fuel base retail sales increased 8.0% primarily as a result of customer growth and colder winter weather in 2010 compared to 2009. Overall, the first quarter 2010 earnings exceeded those for 2009 despite a $4.8 million charge associated with the impact of the recent tax law change eliminating the tax benefit of Medicare Part D subsidies.”

Earnings Summary

The table and explanations below present the major factors affecting 2010 net income relative to 2009 net income.

	Quarter Ended
	Pre-Tax Effect	After- Tax Net Income	Basic EPS
March 31, 2009		$9,609	$0.21
Changes in:
Retail non-fuel base revenue	$8,125	5,119	0.12
Investment and interest income	1,584	1,413	0.03
Interest on long-term debt	1,723	1,086	0.03
Elimination of Medicare Part D tax benefit	—	(4,787)	(0.11)
Depreciation and amortization	(1,605)	(1,011)	(0.02)
Fossil fuel plant O&M	(1,422)	(896)	(0.02)
Other		916	0.02

March 31, 2010		$11,449	$0.26

First Quarter 2010

Earnings for the quarter ended March 31, 2010 when compared to the same period last year, were positively affected by:

•	Higher retail non-fuel base revenues in 2010 primarily due to a 6.8% increase in kWh sales to retail customers as a result of colder winter weather and 1.8% growth in customers served.

•

Increased investment and interest income primarily due to recognizing a $2.5 million, pre-tax, loss for impairments of equity securities in our Palo Verde decommissioning trust funds in 2009 with no comparable loss in 2010.

•

Decreased interest expense on long-term debt primarily as the result of lower interest rates on pollution control bonds. Two series of pollution control bonds were refunded in March 2009 at a fixed 7.25% interest rate which was lower than the variable interest rates applied to these bonds before refunding.

Earnings for the quarter ended March 31, 2010 when compared to the same period last year were negatively affected by:

•	Increased tax expense to recognize a change in tax law enacted in the Patient Protection and Affordable Care Act to eliminate the tax benefit related to the Medicare Part D subsidies.

•	Increased depreciation and amortization expense due to increased depreciable plant balances.

•	Increased O&M costs at our fossil-fueled generating plants as more significant planned major maintenance was performed in the first quarter 2010 than was performed in the first quarter 2009.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues increased by $8.1 million, pre-tax, or 8.0% in the first quarter of 2010 compared to the same period in 2009 primarily due to a 13.6% increase in kWh sales to residential customers reflecting colder winter weather in 2010 and 1.8% growth in the average number of customers served. During the first quarter of 2010, heating degree days were 36% above the same period in 2009 and 13% above the 10-year average. Retail non-fuel base revenues also increased due to a 2.3% increase in kWh sales to small commercial and industrial customers primarily due to a 2.1% increase in the average number of small commercial and industrial customers served. Retail non-fuel base revenues received from large commercial and industrial

El Paso Electric — P.O. Box 982 — El Paso, Texas 79960

customers increased 18.0% due to an increase of 6.1% in kWh sales and the implementation of higher rates in new contracts with several large customers whose contracts had expired. Sales and revenues to public authorities increased 3.3% primarily reflecting increased revenues from military bases. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 8 of the Release.

Patient Protection and Affordable Care Act

On March 23, 2010, the Patient Protection and Affordable Care Act was signed into law. A major provision of the law is that beginning in 2013 the income tax deductions for the cost of providing certain prescription drug coverage will be reduced by the amount of the Medicare Part D subsidies received. EE is required to recognize the impacts of the tax law change at the time of enactment and recorded a non-cash charge to income tax expense of approximately $4.8 million in the first quarter of 2010.

Palo Verde Operations

We own approximately 633 MW (undivided interest) of generating capacity in the three generating units at the Palo Verde Nuclear Generating Station, operated by Arizona Public Service Company. The operation of Palo Verde not only affects our ability to make off-system sales but also impacts fuel costs to native load customers and represents a significant portion of our non-fuel operation and maintenance expenses. Palo Verde generation accounted for over 65% of total Company generation in the first quarter of 2010. Palo Verde had a capacity factor of 95.6% in 2010 compared to 100.7% for the same period last year. Palo Verde operation and maintenance expenses increased $0.7 million, pre-tax, in the first quarter of 2010 compared to the first quarter of 2009 primarily due to higher pension and other post-retirement benefits costs.

Off-system Sales

We make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The Company currently shares 25% of off-system sales margins with customers and retains 75% of off-system sales margins. Pursuant to rate agreements in prior years, effective July 1, 2010, the Company will share 90% of off-system sales margins with customers and retain 10% of off-system sales margins. The table below shows off-system sales in MWh and the pre-tax margins realized and retained by us from sales for the quarter ended March 31, 2010 and 2009:

	Quarter Ended March 31,
	2010	2009
MWh sales	847,738	1,058,403
Total margins (in thousands)	$5,841	$6,722
Retained margins (in thousands)	$4,382	$5,043

For the quarter ended March 31, 2010, retained margins from off-system sales decreased approximately $0.7 million, pre-tax, over the corresponding period in 2009 due primarily to a 20% decrease in MWh sales partially offset a slight increase in margins per MWh as a result of higher average market prices for power. The table below shows on a per MWh basis, pre-tax revenues, costs and margins from off-system sales for 2010 and 2009.

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Pre-Sharing Average Margin Per MWh
March 31, 2009	$36.49	$30.13	$6.36
March 31, 2010	$45.65	$38.76	$6.89

El Paso Electric — P.O. Box 982 — El Paso, Texas 79960

Capital and Liquidity

We continue to maintain a strong capital structure. At March 31, 2010, common stock equity represented 46.1% of our permanent capitalization (common stock equity, long-term debt, financing obligations, and the current portion of long-term debt and financing obligations). At March 31, 2010, we had a balance of $56.4 million in cash and cash equivalents, most of which was in funds invested in United States Treasury securities.

Cash flows from operations for the three months ended March 31, 2010 were $25.5 million compared to $67.6 million in the corresponding period in 2009. The primary factor affecting the decreased cash flow was a net cash outflow in 2010 of $6.0 million from retail fuel revenues compared to the collection of retail fuel revenues of $34.7 million in 2009. The difference between fuel revenues and fuel expense is deferred for refund (over-recoveries) or surcharge (under-recoveries) to customers in the future. During the first quarter of 2010, we refunded $11.8 million of over-recoveries to Texas customers compared to recovering through a surcharge $12.3 million of under-recoveries for Texas customers in the first quarter 2009. Over-recoveries in New Mexico and from our FERC customer are refunded through fuel adjustment clauses with a two month lag. At March 31, 2010, we had a fuel over-recovery balance of $12.0 million, including $11.4 million in Texas, $0.5 million in New Mexico, and $0.1 million from our FERC customer.

During the three months ended March 31, 2010, our primary capital requirements were for the construction and purchase of electric utility plant, purchases of nuclear fuel, and the repurchase of common stock. Capital requirements for new electric plant were $47.1 million for the three months ended March 31, 2010 compared to $47.3 million for the three months ended March 31, 2009.

We maintain a $200 million revolving credit facility to provide liquidity to the Company. Up to $120 million under the revolving credit facility is available through direct borrowings to a trust that is used to finance our nuclear fuel inventory. Borrowings by the trust for nuclear fuel were $118.1 million as of March 31, 2010 and $102.7 million as of March 31, 2009. The Company itself may borrow under the facility to finance nuclear fuel above the $120 million sublimit, but this reduces the amounts available for other purposes.

On February 19, 2010, the Board of Directors authorized additional repurchases of up to 2 million shares of the Company’s outstanding common stock. During the first quarter of 2010, we repurchased 204,646 shares of common stock in the open market at an aggregate cost of $4.1 million under both the previously authorized program and under the recently authorized program. As of March 31, 2010, approximately 1,996,336 shares remain available for repurchase under the recently authorized program.

We believe that we will have adequate liquidity through our current cash balances, cash from operations, and our credit facility to meet all of our anticipated cash requirements through 2010 based on current projections. In September 2009, we received approval from the FERC to enter into an additional credit facility within the two years following the date of the approval to supply additional liquidity. We could seek to obtain additional funds in 2010 to maintain liquidity or meet capital requirements through the issuance of additional long-term debt or an additional credit facility.

2010 Earnings Guidance

On December 9, 2009, the Company filed its first Texas rate case in 15 years. The outcome of this case could have a significant impact on results of operations in 2010. In light of the uncertainty created by the rate case, the Company has not provided earnings or earnings per share guidance. However, we will continue to provide management’s outlook on key earnings drivers on the May 4, 2010 conference call.

El Paso Electric — P.O. Box 982 — El Paso, Texas 79960

Conference Call

A conference call to discuss first quarter 2010 earnings is scheduled for 10:30 a.m. Eastern Time, May 4, 2010. The dial-in number is 866-871-4881 with a conference ID of 1448904. The conference leader will be Steven P. Busser, Vice President – Treasurer and Chief Risk Officer of EE. A replay will run through May 18, 2010 with a dial-in number of 866-837-8032 and a conference ID of 1448904. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) our rates in Texas following the five-year moratorium on rate increases which ends June 30, 2010; (ii) increased prices for fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (iii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iv) recovery of capital investments and operating costs through rates in Texas and New Mexico; (v) recovery of franchise fees and taxes through tax surcharges in New Mexico; (vi) uncertainties and instability in the general economy and the resulting impact of EE’s sales and profitability; (vii) unanticipated increased costs associated with scheduled and unscheduled outages; (viii) the size of our construction program and our ability to complete construction on budget and on time; (ix) costs at Palo Verde; (x) deregulation and competition in the electric utility industry; (xi) possible increased costs of compliance with environmental or other laws, regulations and policies; (xii) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (xiii) uncertainties and instability in the financial markets and the resulting impact on EE’s ability to access the capital and credit markets; and (xiv) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric — P.O. Box 982 — El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended March 31, 2010 and 2009

(In thousands except for per share data)

(Unaudited)

	2010	2009	Variance
Operating revenues, net of energy expenses:
Base revenues	$110,470	$102,345	$8,125 (a)
Off-system sales margins, net of sharing	4,382	5,043	(661)
Deregulated Palo Verde Unit 3 proxy market pricing	5,081	5,594	(513)
Other	6,295	5,763	532

Operating Revenues Net of Energy Expenses	126,228	118,745	7,483

Other operating expenses:
Other operations and maintenance	42,191	40,938	1,253
Palo Verde operations and maintenance	22,407	21,737	670
Taxes other than income taxes	11,743	12,517	(774)
Other income (deductions)	741	(1,589)	2,330

Earnings Before Interest, Taxes, Depreciation and Amortization	50,628	41,964	8,664 (b)

Depreciation and amortization	19,284	17,679	1,605
Interest on long-term debt	12,201	13,924	(1,723)
AFUDC and capitalized interest	4,335	4,521	(186)
Other interest expense	40	170	(130)

Income Before Income Taxes	23,438	14,712	8,726

Income tax expense (c)	11,989	5,103	6,886

Net Income	$11,449	$9,609	$1,840

Basic Earnings per Share	$0.26	$0.21	$0.05

Diluted Earnings per Share	$0.26	$0.21	$0.05

Weighted average number of shares outstanding	43,739	44,757	(1,018)

Weighted average number of shares and dilutive potential shares outstanding	43,864	44,790	(926)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $15.8 million and $15.4 million, respectively.
(b)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.
(c)	Income tax expense for the quarter ended March 31, 2010 includes a charge of $4,787 related to the Patient Protection and Affordable Care Act which required the elimination of the tax benefit associated with to the Medicare Part D subsidies beginning in 2013.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Three Months Ended March 31, 2010 and 2009

(In thousands and Unaudited)

	2010	2009
Cash flows from operating activities:
Net income	$11,449	$9,609
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	19,284	17,679
Deferred income taxes, net	11,059	(4,222)
Other	8,178	8,717
Change in working capital items:
Net recovery (deferral) of fuel revenues	(6,001)	34,679
Other	(18,434)	1,163

Net cash provided by operating activities	25,535	67,625

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(47,145)	(47,262)
Cash additions to nuclear fuel	(15,739)	(13,631)
Decommissioning trust funds	(2,850)	(1,782)
Other	(2,173)	(2,368)

Net cash used for investing activities	(67,907)	(65,043)

Cash flows from financing activities:
Repurchase of common stock	(4,089)	—
Financing obligations	11,114	9,019
Other	(78)	(1,281)

Net cash provided by financing activities	6,947	7,738

Net increase (decrease) in cash and cash equivalents	(35,425)	10,320

Cash and cash equivalents at beginning of period	91,790	91,642

Cash and cash equivalents at end of period	$56,365	$101,962

Cash interest payments	$9,610	$10,536

El Paso Electric Company and Subsidiary

Quarter Ended March 31, 2010 and 2009

Sales and Revenues Statistics

			Increase (Decrease)
	2010	2009	Amount	Percentage
MWh sales:

Retail:
Residential	556,280	489,629	66,651	13.6%
Commercial and industrial, small	484,282	473,287	10,995	2.3%
Commercial and industrial, large	236,613	222,997	13,616	6.1%
Public authorities	325,557	315,049	10,508	3.3%

Total retail sales	1,602,732	1,500,962	101,770	6.8%

Wholesale:
Sales for resale	9,180	10,394	(1,214)	(11.7)%
Off-system sales	847,738	1,058,403	(210,665)	(19.9)%

Total wholesale sales	856,918	1,068,797	(211,879)	(19.8)%

Total MWh sales	2,459,650	2,569,759	(110,109)	(4.3)%

Operating revenues (in thousands):

Non-fuel base revenues:
Retail:
Residential	$44,835	$40,191	$4,644	11.6%
Commercial and industrial, small	39,199	37,664	1,535	4.1%
Commercial and industrial, large	9,213	7,806	1,407	18.0%
Public authorities	16,916	16,377	539	3.3%

Total retail non-fuel base revenues	110,163	102,038	8,125	8.0%
Wholesale:
Sales for resale	307	307	—	—

Total non-fuel base revenues	110,470	102,345	8,125	7.9%
Fuel revenues:
Recovered from customers during the period (a)	38,033	50,461	(12,428)	(24.6)%
Under (over) collection of fuel	(5,690)	(23,356)	17,666	(75.6)%
New Mexico fuel in base rates	15,829	15,360	469	3.1%

Total fuel revenues	48,172	42,465	5,707	13.4%
Off-system sales	38,703	38,617	86	0.2%
Other	6,823	7,009	(186)	(2.7)%

Total operating revenues	$204,168	$190,436	$13,732	7.2%

Off-system sales (in thousands):

Gross margins	$5,841	$6,722	$(881)	(13.1)%
Retained margins	4,382	5,043	(661)	(13.1)%

Average number of retail customers:

Residential	329,734	323,781	5,953	1.8%
Commercial and industrial, small	36,547	35,785	762	2.1%
Commercial and industrial, large	48	48	—	—
Public authorities	4,965	4,938	27	0.5%

Total	371,294	364,552	6,742	1.8%

Number of retail customers (end of period):

Residential	330,374	324,487	5,887	1.8%
Commercial and industrial, small	36,697	35,823	874	2.4%
Commercial and industrial, large	48	48	—	—
Public authorities	4,961	4,933	28	0.6%

Total	372,080	365,291	6,789	1.9%

Weather statistics			10 Yr Average

Heating degree days	1,396	1,030	1,236
Cooling degree days	9	37	18

(a)	Excludes $11.8 million refund in 2010 and a $12.3 million surcharge in 2009 related to prior periods Texas deferred fuel revenues.

El Paso Electric Company and Subsidiary

Quarter Ended March 31, 2010 and 2009

Generation and Purchased Power Statistics

			Increase (Decrease)
	2010	2009	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	1,280,312	1,353,084	(72,772)	(5.4)%
Four Corners	120,409	199,390	(78,981)	(39.6)%
Gas plants	552,802	431,524	121,278	28.1%

Total generation	1,953,523	1,983,998	(30,475)	(1.5)%
Purchased power	610,023	712,174	(102,151)	(14.3)%

Total available energy	2,563,546	2,696,172	(132,626)	(4.9)%
Line losses and Company use	103,896	126,413	(22,517)	(17.8)%

Total MWh sold	2,459,650	2,569,759	(110,109)	(4.3)%

Palo Verde capacity factor	95.6%	100.7%	(5.1)%
Four Corners capacity factor	54.8%	89.0%	(34.2)%

El Paso Electric Company and Subsidiary

Financial Statistics

At March 31, 2010 and 2009

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2010	2009

Cash and cash equivalents	$56,365	$101,962

Common stock equity	$732,578	$702,094
Long-term debt, net of current portion	739,709	739,663
Financing obligations, net of current portion	78,001	71,728

Total capitalization	$1,550,288	$1,513,485

Current portion of long-term debt and financing obligations	$40,111	$30,943

Number of shares - end of period	43,760,031	44,923,710

Book value per common share	$16.74	$15.63

Common equity ratio	46.1%	45.5%
Debt ratio	53.9%	54.5%